EXHIBIT 15.3

LETTER RE: UNAUDITED FINANCIAL INFORMATION

October 23, 2002

Shareholders and Board of Directors
TRW Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-4 No. 333-83672) and related Prospectus of Northrop Grumman Corporation for the registration of shares of its common stock of our reports dated April 17, 2002, April 17, 2002 (except for the “Discontinued Operations” note, as to which the date is August 27, 2002) and July 18, 2002 (except for the “Subsequent Event” note, as to which the date is July 26, 2002) relating to the unaudited condensed consolidated interim financial statements of TRW Inc. that are included in its Form 10-Q for the quarter ended March 31, 2002, its Current Report on Form 8-K dated October 1, 2002 and its Form 10-Q for the quarter ended June 30, 2002, respectively.

/s/    Ernst & Young LLP